Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated November 18, 2011 with respect to the consolidated financial statements and dated February 18, 2011 with respect to the internal controls over financial reporting for the year ended December 31, 2010 included in the Current Report on Form 8-K of Complete Production Services, Inc., dated November 18, 2011, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Grant Thornton LLP

Houston, Texas
December 6, 2011